Exhibit 4.1

Execution Version

AGREE REALTY CORPORATION

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N. A., AS DEPOSITARY

AND

THE HOLDERS FROM TIME TO TIME OF
THE DEPOSITARY RECEIPTS DESCRIBED HEREIN
RELATING TO SHARES OF PREFERRED STOCK OF AGREE REALTY CORPORATION

MASTER DEPOSIT AGREEMENT

Dated as of September 17, 2021

i

Annex A – Form of Depositary Shares; Form of Face of Receipt; Form of Reverse of Receipt

Schedule A – Classes or Series of Shares of Preferred Stock of the Company in respect of Depositary Shares

ii

MASTER DEPOSIT AGREEMENT (this “Agreement”), dated as of September 17, 2021, among (i) Agree Realty Corporation, a Maryland corporation (the “Company”), (ii) Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N. A., a federally chartered national association (the “Trust Company”), jointly as “Depositary”, and (iii) the holders from time to time of the Receipts described herein.

WHEREAS, the Company desires to appoint Computershare and the Trust Company jointly as Depositary;

WHEREAS, Computershare and the Trust Company each desires to accept such appointment and perform the services related to such appointment;

WHEREAS, the parties desire to provide, as hereinafter set forth in this Agreement, for the deposit of shares of certain classes or series of shares of cumulative redeemable preferred stock of the Company, as set forth from time to time in the future on Schedule A attached hereto with the Depositary for the purposes set forth in this Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Shares so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Annex A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement.

NOW, THEREFORE, in consideration of the promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

The following definitions shall, for all purposes, unless otherwise indicated, apply to the respective terms used in this Agreement:

“Certificate” shall mean the Articles Supplementary filed with the State Department of Assessments and Taxation of the State of Maryland establishing the Shares as a class or series of shares of preferred stock of the Company.

“Company” shall mean Agree Realty Corporation, a Maryland corporation, and its successors.

“Depositary” shall mean the Depositary as defined above in the Preamble and any successor as Depositary hereunder.

“Depositary Shares” shall mean the depositary shares, each representing 1/1,000th of a Share, and evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 5.1 and shall include the Registrar if such Registrar is not the Depositary.

“Depositary’s Office” shall mean the principal office of the Depositary, or such other office, at which at any particular time its depositary receipt business shall be administered.

“Receipt” shall mean one of the Depositary Receipts issued hereunder, which, unless issued in book-entry or other electronic form shall be substantially in the form set forth as Annex A hereto, whether in definitive or temporary form and evidencing the number of Depositary Shares held of record by the record holder of such Depositary Shares.

“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained for such purpose.

“Registrar” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Company to register ownership and transfers of Receipts as herein provided.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share” or “Shares” shall mean a share or shares of a class or series of shares of preferred stock of the Company deposited with the Depositary hereunder, as listed on the attached Schedule A, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

ARTICLE II

Form of Receipts, Deposit of Shares,
Execution and Delivery, Transfer,
Surrender and Redemption of Receipts

SECTION 2.1      Form And Transfer Of Receipts. Unless issued in book-entry or other electronic form, definitive Receipts shall be engraved or printed or lithographed on steel-engraved borders, with appropriate insertions, modifications and omissions, as hereinafter provided in Annex A hereto, if and to the extent required by any securities exchange on which the Receipts are listed. Pending the preparation of definitive Receipts or if definitive Receipts are not required by any securities exchange on which the Receipts are listed, the Depositary, upon the written order of the Company or any holder of Shares, as the case may be, delivered in compliance with Section 2.2, shall execute and deliver temporary Receipts which are printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine (but which do not affect the rights or duties of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary’s Office or at such other place or places as the Depositary shall determine, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge to the holder therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement, and with respect to the Shares, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed in accordance with the foregoing sentence. If a Registrar for the Receipts (other than the Depositary) shall have been appointed, Receipts shall be countersigned by the manual, electronic or facsimile signature of a duly authorized officer of the Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided. Receipts bearing the manual, facsimile, or electronic signature of a duly authorized officer of the Depositary who at the time of signing was a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Shares, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt, which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable, pursuant to applicable law, and in particular but not by way of limitation, the terms of Article 8 of the Uniform Commercial Code; provided, however, that until transfer of a Receipt, it shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Notwithstanding the foregoing, the Depositary and the Company will make application to The Depositary Trust Company (“DTC”) for acceptance of all of the Receipts for its book-entry settlement system. In connection with such request, the Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded on the New York Stock Exchange with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt or (ii) institutions that have accounts with DTC. If issued, the DTC Receipt shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within ninety (90) days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of Shares and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC and in accordance with its procedures, unless the Holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.

SECTION 2.2      Deposit of Shares; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company or, subject to Section 2.4, any holder of Shares may from time to time deposit Shares under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for the Shares to be deposited, including via electronic book entry, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, (ii) an executed officer’s certificate attaching the Certificate and all other information required to be set forth therein, and (iii) a written order of the Company or such holder, as the case may be, directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the number of Depositary Shares representing such deposited Shares. Each officer’s certificate delivered to the Depositary in accordance with the terms of this Agreement shall be deemed to be incorporated into this Agreement and shall be binding on the Company, the Depositary, and the Holders to which such officer’s certificate relates.

Deposited Shares shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of a certificate or certificates for Shares deposited in accordance with the provisions of this Section 2.2, together with the other documents required as above specified, and upon recordation of the Shares on the books of the Company in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver, to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.2., a Receipt or Receipts for the whole number of Depositary Shares representing, in the aggregate, the Shares so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

To the extent that the Company issues Shares in excess of the amount set forth in the Company’s Certificate as of the date hereof (which shares have been validly authorized by the Company), the Company shall notify the Depositary of such issuance in writing.

The Depositary shall be permitted to rely on applicable opinion of counsel delivered by the Company on the date hereof stating that (i) the Depositary Shares and Shares have been registered or are exempt from registration under the Securities Act; (ii) the Shares have been validly issued and are fully paid and non-assessable; and (iii) upon due issuance by the Depositary of the Receipts evidencing the Depositary Shares against the deposit of Shares in accordance with the provisions of this Deposit Agreement and payment therefor, the Receipts will entitle the persons in whose names the Receipts are registered to the rights specified therein and in this Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 2.3      Registration of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer as well as a signature guarantee of such Holder or authorized attorney by eligible guarantor institution which is a participant in a medallion guarantee program approved by the Securities Transfer Association, and any other evidence of authority that may be reasonably required by the Depositary, together with (if applicable) evidence of the payment by the applicable party of any taxes or charges as may be required by law. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

SECTION 2.4      Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Shares. Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

Any Holder of a Receipt or Receipts representing any number of whole Shares may (unless the related Depositary Shares have previously been called for redemption) withdraw the Shares and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals; provided that upon surrender any such Holder makes payment of any unpaid amount due the Depositary. Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder or to the person or persons designated by such Holder as hereinafter provided, the number of whole Shares and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but Holders of such whole Shares will not thereafter be entitled to deposit such Shares hereunder or to receive Depositary Shares therefor. If a Receipt delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Shares to be so withdrawn, the Depositary shall at the same time, in addition to such number of whole Shares and such money and other property, if any, to be so withdrawn, deliver to such holder, or upon his order, a new Receipt evidencing such excess number of Depositary Shares, provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share. Delivery of the Shares and money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

If the Shares and the money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Shares, such Holders shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such Shares be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Shares and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

SECTION 2.5      Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any charges or expenses payable by the holder of a Receipt pursuant to Sections 3.2 and 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature (which evidence will include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association) and any other reasonable evidence of authority that may be required by the Depositary, and may also require compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Agreement.

The deposit of Shares may be refused, the delivery of Receipts against Shares may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Company is closed, or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Agreement.

SECTION 2.6      Lost Receipts, etc. In case any Receipt shall be mutilated and surrendered to the Depositary, destroyed, lost or stolen, the Depositary in its reasonable discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence reasonably satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof, (ii) the furnishing of the Depositary with an open penalty surety bond satisfactory to it and holding it and the Company harmless, (iii) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary) in connection with such execution and delivery.

SECTION 2.7      Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Company is authorized to destroy all Receipts so cancelled.

SECTION 2.8      Redemption of Shares. Whenever the Company shall be permitted and shall elect to redeem Shares in accordance with the provisions of the applicable Certificate, it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary not less than thirty (30) days’ written notice of the date of such proposed redemption of Shares and of the number of such Shares held by the Depositary to be so redeemed and the applicable redemption price, as set forth in the applicable Certificate, which notice shall be accompanied by a certificate from the Company stating that such redemption of Shares is in accordance with the provisions of the applicable Certificate. Notice of redemption of Shares will also be given by the Company by publication in a newspaper of general circulation in the County of Los Angeles and the City of New York, such publication to be made once a week for two successive weeks commencing not less than thirty (30) nor more than sixty (60) days’ prior to the redemption date, and the Depositary will publish a notice of redemption of the Depositary Shares containing the same type of information and in the same manner as the Company’s notice of redemption. On the date of such redemption, provided that the Company shall then have paid or caused to be paid in full to the Depositary the redemption price of the Shares to be redeemed, plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption, in accordance with the provisions of the applicable Certificate, the Depositary shall redeem the number of Depositary Shares representing such Shares. The Depositary shall mail notice of the Company’s redemption of Shares and the proposed simultaneous redemption of the number of Depositary Shares representing the Shares to be redeemed by first-class mail, postage prepaid, not less than twenty-five (25) and not more than 60 days prior to the date fixed for redemption of such Shares and Depositary Shares (the “Redemption Date”) to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the address of such Holders as they appear on the records of the Depositary; but neither failure to mail any such notice of redemption of Depositary Shares to one or more such holders nor any defect in any notice of redemption of Depositary Shares to one or more such holders shall affect the sufficiency of the proceedings for redemption as to the other Holders. The Company will provide the Depositary with the information necessary for the Depositary to prepare such notice and each such notice shall state: (i) the Redemption Date; (ii) the class, series and number of Depositary Shares to be redeemed and, if less than all the Depositary Shares of a particular class or series held by any such holder are to be redeemed, the number of such Depositary Shares of such class or series held by such holder to be so redeemed; (iii) the applicable redemption price per Depositary Share; (iv) the place or places where Receipts evidencing Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends in respect of the Shares represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date. In case less than all the outstanding Depositary Shares of a particular class or series are to be redeemed, the Depositary Shares to be so redeemed shall be determined pro rata or by lot in a manner determined by the Board of Trustees of the Company.

Notice having been mailed by the Depositary as aforesaid, from and after the Redemption Date (unless the Company shall have failed to provide the funds necessary to redeem the Shares evidenced by the Depositary Shares called for redemption) (i) dividends on the Shares so called for redemption shall cease to accrue from and after such date, (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to the same fraction of the redemption price per share paid with respect to the Shares as the fraction each Depositary Share represents of a Share plus the same fraction of all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Company in respect of dividends which on the Redemption Date have accumulated on the Shares to be so redeemed and have not theretofore been paid. Any funds deposited by the Company with Computershare for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of five years from the date such funds are so deposited.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption, provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

SECTION 2.9 Bank Accounts. All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Deposit Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Global Ratings (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party.

ARTICLE III

Certain Obligations of
Holders of Receipts and the Company

SECTION 3.1      Filing Proofs, Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence, guarantee of signature or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper or otherwise reasonably request. The Depositary or the Company may withhold the delivery, or delay the registration of transfer, redemption or exchange, of any Receipt or the withdrawal or conversion of the Shares represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

SECTION 3.2      Payment of Taxes or Other Governmental Charges. Holders of Receipts shall be obligated to make payments to Computershare, as service provider on behalf of the Depositary of certain charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Shares and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the Shares or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

SECTION 3.3      Warranty as to Shares. The Company hereby represents and warrants that the Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable and that such issuance will comply with applicable state and federal securities laws. Such representation and warranty shall survive the deposit of the Shares and the issuance of Receipts.

SECTION 3.4        Warranty as to Receipts. The Company hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in shares of certain classes or series of shares of preferred stock of the Company. Such representation and warranty shall survive the deposit of the Shares and the issuance of the Receipts.

ARTICLE IV

The Deposited Securities; Notices

SECTION 4.1      Cash Distributions. Whenever Computershare shall receive any cash dividend or other cash distribution on any Shares, Computershare shall, subject to Sections 3.1 and 3.2, distribute to record holders of the corresponding Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Company or Computershare shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of such Shares an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record Holder on the aggregate number of Depositary Receipts held by such Holder results in an amount which is a fraction of a cent, the amount Computershare shall distribute to such record holder shall be rounded to the next highest whole cent if such fraction of a cent is equal to or greater than $.005, otherwise such fractional interest shall be disregarded; and upon request of Computershare, the Company shall pay the additional amount to Computershare for distribution. Each Record Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Record Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by Computershare of a portion of any of the distributions to be made to such Record Holder hereunder.

SECTION 4.2      Distributions Other than Cash, Rights, Preferences or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon any Shares, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to record holders of the corresponding Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem equitable and appropriate. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the Record Holders of Receipts unless the Company shall have provided an opinion of counsel as set forth in Section 2.2 above stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

SECTION 4.3      Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names any Shares are recorded on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the Record Holders of the corresponding Receipts in such manner as the Company shall reasonably direct and the Depositary may agree in writing, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Depositary in its discretion with the approval of the Company; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Depositary determines that it is not lawful or (after consultation with the Company) not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Holders of Receipts who do not desire to execute such rights, preferences or privileges, then the Depositary, in its discretion (with approval of the Company, in any case where the Depositary has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Company shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until it has received written notice from the Company that such registration statement shall have become effective, or that the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel reasonably satisfactory to the Depositary to such effect.

The Company shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, the Company will use reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any section of this Agreement unless and until it has received such notification in writing.

SECTION 4.4      Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to any Shares, or whenever the Depositary shall receive notice of any meeting at which holders of any Shares are entitled to vote or of which holders of any Shares are entitled to notice, or whenever the Depositary and the Company shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to or otherwise in accordance with the terms of the Shares) for the determination of the Holders of the corresponding Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

SECTION 4.5      Voting Rights. Upon receipt of notice of any meeting at which the holders of any Shares are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of the corresponding Receipts a notice which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of such Shares represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of Receipts on the relevant record date, the Depositary shall use its best efforts to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole Shares represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Company hereby agrees to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Shares or cause such Shares to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will not vote (but, at its discretion, may appear at any meeting with respect to such Shares unless directed to the contrary by the holders of all the Receipts) to the extent of the Shares represented by the Depositary Shares evidenced by such Receipt.

SECTION 4.6      Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc. Upon any change in par value or liquidation preference, split-up, combination or any other reclassification of any Shares, or upon any recapitalization, reorganization, merger or consolidation affecting the Company or to which it is a party, the Depositary may in its discretion with the approval (not to be unreasonably withheld) of, and shall upon the written instructions of, the Company, and (in either case) in such manner as the Depositary may deem equitable, (i) make such adjustments as are certified by the Company in the fraction of an interest in one such Share represented by one Depositary Share as may be necessary to fully reflect the effects of such change in par value or liquidation preference, split-up, combination or other reclassification of such Shares, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Shares as new deposited securities so received in exchange for or upon conversion or in respect of such Shares. In any such case, the Depositary, with the written instruction of the Company, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Holders of the corresponding Receipts shall have the right from and after the effective date of any such change in par value or liquidation preference, split-up, combination or other reclassification of the Shares or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Shares represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Shares represented by such Receipts would have been converted or for which such Shares would have been exchanged or surrendered had such Receipt been surrendered immediately prior to the effective date of such transaction.

SECTION 4.7      Delivery of Reports. The Depositary shall furnish to holders of Receipts any reports, notices and communications received from the Company which are delivered to the Depositary as the holder of Shares.

SECTION 4.8      List of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all Record Holders of Receipts representing each class or series of Shares evidenced thereby. The Company shall be entitled to receive such a list in respect of each class or series of Shares so evidenced four times annually without charge.

ARTICLE V

The Depositary, the Depositary’s
Agents, the Registrar and the Company

SECTION 5.1        Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar. The Company hereby appoints Computershare and the Trust Company jointly as Depositary for the Shares, and Computershare and the Trust Company jointly hereby accept such appointment as Depositary for the Shares, on the terms and conditions set forth in this Agreement. The Company acknowledges and agrees that Computershare shall act as service provider to the Trust Company and as processor of all payments received from or made by or on behalf of the Company under this Agreement. Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, in compliance with applicable law provided that any such Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed necessary by it in connection with the performance of its duties hereunder, or because of any requirement of law or any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

If the Receipts or the Depositary Shares evidenced thereby or the Shares represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Company shall appoint a Registrar for registration of such Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute registrar appointed by the Company. If the Receipts, such Depositary Shares or such Shares are listed on one or more other stock exchanges, the Depositary will, at the request and at the expense of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, such Depositary Shares or such Shares as may be required by law or applicable securities exchange regulation.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.

SECTION 5.2        Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. Neither the Depositary nor any Depositary’s Agent nor the Registrar nor the Company shall incur any liability to any Holder of any Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Company’s declaration of trust or by reason of any act of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, civil unrest, war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Company shall be prevented, delayed or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Registrar or the Company incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except, in the case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the gross negligence, willful misconduct or bad faith of the party charged with such exercise or failure to exercise (which gross negligence, willful misconduct, or bad faith must be determined by a final, non-appealable order, judgement, decree or ruling of a court of competent jurisdiction).

SECTION 5.3        Obligation of the Depositary, the Depositary’s Agents, the Registrar and the Company. Neither the Depositary nor any Depositary’s Agent nor the Registrar nor the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to Holders of Receipts other than for its gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct, bad faith or fraud must be determined by a final, non-appealable order, judgement, decree or ruling of a court of competent jurisdiction). Notwithstanding anything contained herein to the contrary, the aggregate liability of the Depositary; any Depositary’s Agent; or any Registrar during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Depositary as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery is being sought.

Neither the Depositary nor any Depositary’s Agent nor the Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding, or take any legal action in respect of the Shares, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against expense and liability be furnished as often as may be reasonably required.

Neither the Depositary nor any Depositary’s Agent nor the Registrar nor the Company shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting Shares for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, the Registrar and the Company may each rely and shall each be protected in acting upon or omitting to act any written notice, request, direction or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the Shares or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which gross negligence, willful misconduct, bad faith or fraud must be determined by a final, non-appealable order, judgement, decree or ruling of a court of competent jurisdiction). The Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

The Depositary, its parent, affiliates or subsidiaries, the Depositary’s Agents, and the Registrar may own, buy, sell and deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, parent, affiliate or subsidiary or Depositary’s Agent or Registrar hereunder. The Depositary may also act as trustee, transfer agent or registrar of any of the securities of the Company and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Receipts, the Depositary Shares or the Shares nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

It is intended that neither the Depositary nor any Depositary’s Agent nor the Registrar, acting as the Depositary’s Agent or Registrar, as the case may be, shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary, any Depositary’s Agent and the Registrar are acting only in a ministerial capacity as the Depositary or Registrar for the Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Agreement in its capacity as Depositary.

The Depositary, any Depositary’s Agent, or any Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Shares, Depositary Shares or Receipts.

Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary’s Agent nor the Registrar makes any representation or has any responsibility as to the validity of any registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the Shares, the Depositary Shares or the Receipts (except for its counter-signatures thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Agreement.

The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts, which can be taken as a statement of the Company summarizing certain provisions of this Deposit Agreement. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity or genuineness of any Shares at any time deposited with the Depositary hereunder or of the Depositary Shares, as to the validity or sufficiency of this Deposit Agreement, as to the value of the Depositary Shares or as to any right, title or interest of the record holders of Receipts in and to the Depositary Shares. The Depositary shall not be accountable for the use or application by the Company of the Depositary Shares or the Receipts or the proceeds thereof.

In the event the Depositary, any Depositary’s Agent, or any Registrar believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by it hereunder, or in the administration of any of the provisions of this Agreement, the Depositary, such Depositary’s Agent, or such Registrar shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary, such Depositary’s Agent, or such Registrar, as applicable. may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary, such Depositary’s Agent, or such Registrar, as applicable, receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, such Depositary’s Agent, or such Registrar, as applicable, or which proves or establishes the applicable matter to its satisfaction.

In the event the Depositary, any Depositary’s Agent, or any Registrar shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary, such Depositary’s Agent, or such Registrar, as applicable, shall be entitled to act on such claims, requests or instructions received from the Company, and shall be entitled to the indemnification set forth in Section 5.6 hereof in connection with any action so taken.

From time to time, the Company may provide the Depositary, any Depositary’s Agent, or any Registrar with instructions concerning the services performed by the Depositary under this Deposit Agreement. In addition, at any time, the Depositary, any Depositary’s Agent, or any Registrar may apply to any officer of the Company for instruction, and may consult with legal counsel for the Depositary or the Company with respect to any matter arising in connection with the services to be performed by the Depositary, such Depositary’s Agent, or such Registrar, as applicable, under this Deposit Agreement. The Depositary, such Depositary’s Agent, or such Registrar and their respective agents and subcontractors, as applicable, shall not be liable and shall be indemnified by the Company for any action taken, suffered or omitted to be taken by them in reliance upon any instructions from the Company or upon the advice or opinion of such counsel. None of the Depositary, any Depositary’s Agent, or any Registrar shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary or Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by the Company and delivered to the Depositary or Registrar; and such certificate shall be full and complete authorization and protection to the Depositary or Registrar and the Depositary or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.

The Depositary, any Depositary’s Agent, and any Registrar hereunder:

(i)            shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii)           shall have no obligation to make any payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full the amounts due and payable with respect thereto;

(iii)          may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(iv)          may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Agreement, with respect to any matter relating to its actions as the Depositary or Registrar covered by this Agreement (or supplementing or qualifying any such actions), of officers of the Company;

(v)           shall not be called upon at any time to advise any person with respect to the Shares, Depositary Shares or Receipts;

(vi)          except as provided for herein, shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Shares, the Depositary Shares or Receipts; and

(vii)         shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary, any Depositary’s Agent, or any Registrar, as applicable) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Agreement.

The obligations of the Company and the rights of the Depositary, any Depositary’s Agent, or any Registrar set forth in this Section 5.3 shall survive the replacement, removal or resignation of any Depositary, Registrar, or Depositary’s Agent or termination of this Agreement.

SECTION 5.4        Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided. Upon any such removal or appointment, the Company shall send notice thereof to the Holders.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within sixty (60) days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Shares and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the record holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment to the Record Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or in the name of the successor Depositary.

SECTION 5.5        Corporate Notices and Reports. The Company agrees that it will deliver to the Depositary, and the Depositary if requested by the Company will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law or by the rules of any national securities exchange upon which the Shares, the Depositary Shares or the Receipts are listed, to be furnished to the Record Holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. Unless otherwise required by law, the requirements set forth in this Section 5.5 with respect to notice to the Record Holders of Receipts (but not to the Depositary) may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.

From time to time and after the date hereof, the Company agrees that it will perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of its obligations under the provisions of this Agreement.

SECTION 5.6        Indemnification by the Company. The Company shall indemnify the Depositary, any Depositary’s Agent and the Registrar against, and hold each of them harmless from, any loss, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed or omitted in connection with this Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, including the Depositary’s reliance on any instructions of the Company delivered to the Depositary hereunder, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such person or persons (which gross negligence, willful misconduct, bad faith or fraud must be determined by a final, non-appealable order, judgement, decree or ruling of a court of competent jurisdiction). The obligations of the Company set forth in this Section 5.6 shall survive any succession of any Depositary or Depositary’s Agent. Subject to the foregoing, the Depositary may, at any time, apply to any officer of the Company for instruction, and may consult with legal counsel for the Company with respect to any matter arising in connection with the services to be performed by the Depositary under this Agreement, and Depositary and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel.

SECTION 5.7        Charges and Expenses. No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any person, except as provided in this Section 5.7. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company shall pay charges of the Depositary in connection with the initial deposit of the Shares and the initial issuance of the Depositary Shares evidenced by Receipts, all withdrawals of Shares by owners of Depositary Shares, and any redemption of the Shares at the option of the Company. All other transfer and other taxes and governmental charges shall be at the expense of holders of Depositary Shares. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Company is not otherwise liable hereunder, such Holder will be liable for such charges and expenses. The Company agrees to promptly pay the Depositary the compensation to be agreed upon with the Company for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including, in each case, reasonable fees and expenses of counsel) incident to the performance of their respective obligations hereunder. The Depositary shall present its statement for charges and expenses to the Company at such intervals as the Company and the Depositary may agree.

SECTION 5.8        Tax Compliance. The Depositary, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Depositary Shares or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Depositary Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

The Depositary shall comply with any direction received from the Company with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement rely on any such direction in accordance with the provisions of Section 5.3 hereof.

The Depositary shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Company or to its authorized representatives.

The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided hereunder will be in Computershare’s name and that, to the extent permitted by law, Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

ARTICLE VI

SECTION 6.1        Amendment. The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary or Registrar, which shall go into effect not sooner than three months after notice thereof to the Holders of the Receipts) which (i) shall materially and adversely alter the rights of the Holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the Holders of the Shares pursuant to the Certificate shall be effective unless such amendment shall have been approved by the Holders of at least a majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to be bound by the Deposit Agreement as amended thereby. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Receipts evidencing such Depositary Shares and subject to any conditions specified in this Deposit Agreement, to receive Shares and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.1.

SECTION 6.2        Termination. This Deposit Agreement may be terminated by the Company at any time upon not less than thirty (30) days’ prior written notice to the Depositary, whereupon, on a date that is not later than 30 days after the date of such notice, the Depositary shall deliver or make available for delivery to Holders of Depositary Shares, upon surrender of the Receipts evidencing such Depositary Shares, such number of whole or fractional Shares as are represented by such Depositary Shares. This Agreement will automatically terminate after (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.8 or (ii) there shall have been made a final distribution in respect of the Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts pursuant to Section 4.1 or 4.2, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, the Registrar and any Depositary’s Agent under Sections 5.3, 5.6 and 5.7.

ARTICLE VII

Miscellaneous

SECTION 7.1       Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile, PDF or other secure electronic means shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

SECTION 7.2      Exclusive Benefit of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

SECTION 7.3        Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if any such provision adversely affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

SECTION 7.4        Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery service, email, or facsimile transmission confirmed by letter, addressed to the Company at:

Agree Realty Corporation

70 E. Long Lake Road

Bloomfield Hills, Michigan 48304

Facsimile No.: 248-737-9110

Attention: Peter Coughenour

Email: peter@agreerealty.com

or at any other address of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery service, email, or facsimile transmission confirmed by letter, addressed to the Depositary at the Depositary’s Office, at:

Computershare Trust Company, N. A.

c/o Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: General Counsel

Facsimile No.: (781) 575-4219

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, recognized next-day courier service or telecopier confirmed by letter, addressed to such record holder at the address of such Record Holder as it appears on the books of the Depositary; provided, that any record holder may direct the Depositary to deliver notices to such record holder at an alternate address or in a specific manner that is reasonably requested by such record holder in written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.

Delivery of a notice sent by mail shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile message) is deposited for mailing by first class mail, postage prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter or as aforesaid.

SECTION 7.5       Appointment of Registrar. The Company hereby also appoints the Depositary as Registrar in respect of the Receipts and the Depositary hereby accepts such appointments on the express terms and conditions set forth in this Agreement. With respect to the appointment of the Depositary as Registrar in respect of the Shares, the Depositary, in performance of its duties acting as Registrar hereunder, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision.

SECTION 7.6        Holders of Receipts Are Parties. The Holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

SECTION 7.7     Governing Law. THIS DEPOSIT AGREEMENT AND THE RECEIPTS AND ALL RIGHTS HEREUNDER AND THEREUNDER AND PROVISIONS HEREOF AND THEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS APPLICABLE TO CONTRACTS MADE IN AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 7.8        Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agent and shall be open to inspection during business hours at the Depositary’s Office or respective offices of the Depositary’s Agent, if any, by any holder of a Receipt made available to any holder of a Receipt at the Company’s expense.

SECTION 7.9        Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Annex A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

SECTION 7.10      Section References. Except as otherwise set forth in this Agreement, Section references set forth in this Agreement shall refer to Sections of this Agreement.

SECTION 7.11. Confidentiality. The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. To avoid doubt, the parties hereto shall not be required to keep the terms of this Agreement confidential.

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

AGREE REALTY CORPORATION

By:	/s/ Joel N. Agree
	Name:	Joel N. Agree
	Title:	President and Chief Executive Officer

COMPUTERSHARE INC, and COMPUTERSHARE TRUST COMPANY, N.A., as Depositary and Registrar

By:	/s/ Patrick Hayes
	Name:	Patrick Hayes
	Title:	Manager, Client Management

ANNEX A

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO AGREE REALTY CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number: A-1 Number of Depositary Shares: _____________

CUSIP NO.: 008492 209

AGREE REALTY CORPORATION

RECEIPT FOR DEPOSITARY SHARES

Each Representing a 1/1,000th Interest in a Share of

4.250% Series A Cumulative Redeemable
Preferred Stock (Par Value $0.0001 per share)

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered national association (the “Trust Company” and jointly with Computershare, the “Depositary”), hereby certify that Cede & Co. is the registered owner of _____________ depositary shares ($_____________ aggregate liquidation preference) (“Depositary Shares”), each Depositary Share representing a 1/1,000th interest in a share of 4.250% Series A Preferred Stock, $0.0001 par value per share (“Preferred Stock”) and liquidation preference of $25.00 per Depositary Share of Agree Realty Corporation, a Maryland corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Master Deposit Agreement, dated September 17, 2021 (the “Deposit Agreement”), among the Company and the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

To ensure that the Company remains qualified as a real estate investment trust for federal income tax purposes, the Preferred Stock represented by this Receipt is subject to the provisions of Article Ninth of the charter of the Company (the “Charter”), pursuant to which shares of the Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in Article Ninth of the Charter) shall automatically be transferred to a Charitable Beneficiary (as defined in Article Ninth of the Charter) and the Company shall have the right to purchase such shares, as provided in Article Ninth of the Charter. The Preferred Stock constitutes Capital Stock, as such term is defined in Article Ninth of the Charter, and, as such, is subject to the provisions of Article Ninth of the Charter applicable to Capital Stock.

Dated:

Computershare Inc. and Computershare Trust Company, N.A., as Depositary

By:

[FORM OF REVERSE OF RECEIPT]

The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common	UNIF GIFT MIN ACT - ________ Custodian ________
(Cust) (Minor)
TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minors Act
JT TEN - as joint tenants with right of survivorship and not as tenants in
common	(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received, ________________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING POSTAL ZIP CODE OF ASSIGNEE

___________________________ Depositary Shares represented by the within Receipt, and do hereby irrevocably constitute and appoint

___________________________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated _____________________
NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE A

Classes or Series of Shares of Preferred Stock of the Company in respect of Depositary Shares
As of September 17, 2021

1.	4.250% Series A Cumulative Redeemable Preferred Stock (Par Value $0.0001 Per Share) (Liquidation Preference Equivalent to $25.00 Per Depositary Share)